EXHIBIT 99.1

SPECTRUM BRANDS ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

Randall Steward Resigns; Anthony Genito to Assume CFO Role

ATLANTA, June 6, 2007 – (SPC: NYSE) – Spectrum Brands, Inc. today announced the promotion of Anthony L. Genito, 50, to the position of senior vice president and chief financial officer. As CFO, Genito reports to Kent Hussey, Spectrum Brands’ chief executive officer, and is responsible for the company’s financial functions including accounting, treasury, tax and financial planning. Genito succeeds Randall J. Steward, 52, formerly executive vice president and chief financial officer, who has resigned to pursue other professional and personal interests.

“Randy Steward has been a key leader in Spectrum Brands’ growth and transformation during the past nine years,” said Hussey. “We thank him for his many valuable contributions to the company and wish him well. I am confident that the people, processes and organization he has put in place will result in a smooth transition for Tony into his new role.”

“Tony has a strong financial background, and in his three years with Spectrum Brands he has developed a deep understanding of our business and earned a solid reputation throughout the company,” continued Hussey. “He is ideally suited to take on the critical role of chief financial officer at this point in the evolution of the company and I look forward to working in partnership with him to move forward on our strategy to build value for shareholders.”

Genito, who has over 27 years of management, finance and operational experience, most recently served as the company’s senior vice president finance and chief accounting officer. Prior to joining Spectrum, Genito was vice president – global supply chain/global quality operations with Schering-Plough Corporation, culminating twelve years with that company in various financial positions of increasing responsibility. He began his career with Deloitte & Touche. Genito holds a B.S. in Accounting from Mercy College and an M.B.A. from Pace University and is a certified public accountant.

Forward Looking Statements

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Victoria Hofstad or Jamie Tully

212-687-8080